FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2016 FIRST QUARTER RESULTS AND REVISES 2016 GUIDANCE
Cudahy, WI - May 4, 2016 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three months ended March 31, 2016.
Revenues for the quarter ended March 31, 2016 decreased 4.8% to $465.6 million from $489.0 million for the same quarter in 2015. Operating income was $10.6 million, compared to $26.8 million for the prior year quarter.
Diluted earnings per share available to common stockholders was $0.08 for the first quarter of 2016, compared to $0.35 for the first quarter of 2015. Results for the first quarter of 2016 included $0.05 of downsizing costs. For a comparison of diluted earnings per share between the first quarter of 2015 and the first quarter of 2016 see the table in the “2016 First Quarter Results” section below.
Roadrunner's EBITDA, a non-GAAP financial measure, was $20.1 million for the first quarter of 2016, compared to EBITDA of $33.7 million for the first quarter of 2015.
Cash provided by operating activities increased from $12.3 million for the first quarter of 2015 to $25.4 million for the first quarter of 2016.
For more information about EBITDA, see “Non-GAAP Financial Measures” below. A reconciliation of net income to EBITDA is provided below:

	Three Months Ended March 31,
	2016	2015
	(In thousands)
Net income	$3,065	$13,604
Plus: Provision for income taxes	1,933	8,589
Plus: Interest expense	5,608	4,609
Plus: Depreciation	7,382	4,793
Plus: Amortization	2,154	2,084
EBITDA	$20,142	$33,679
2016 First Quarter Results
In discussing the company's performance, Mark DiBlasi, CEO of Roadrunner, said,
“For the quarter ended March 31, 2016, consolidated revenue decreased $23.3 million, primarily due to the decrease in fuel surcharge revenue, which impacted revenue by $19.2 million quarter-over-quarter, and the decline in freight rates and volumes across most end markets, net of new business.
“Our largest decline in operating income came from the Truckload Logistics segment. Margin reductions in our OEM ground and air expedite business due to excess capacity in both modes and the lack of supply chain disruptions resulted in historically low pricing and a decrease in operating income of $4.8 million ($0.07 impact on diluted earnings per share) from the first quarter of 2015 to the first quarter of 2016. In addition, our TL segment also incurred $2.3 million of downsizing costs during the first quarter of 2016 from the reduction and consolidation of certain specific operations due to a major decline in volume from a significant customer.

“Our LTL segment was impacted by continued weak freight demand in the general industrial markets we serve and lower fuel surcharge revenue resulting in a decline in both revenues and operating income between the first quarter of 2015 and the first quarter of 2016. During the quarter, our LTL segment also incurred $0.7 million of downsizing costs from reducing the number of long haul employee drivers and trucks in favor of more cost effective purchase power and independent contractors. While significantly down from last year's levels, LTL operating income, excluding downsizing costs, improved sequentially from $1.2 million in the fourth quarter of 2015 to $1.9 million in the seasonally low first quarter of 2016. As we continue to execute our sales, service and productivity initiatives, we expect accelerated improvement in LTL results for the balance of the year.
“Our Global Solutions segment performed well due to cost controls and enhanced productivity despite lower global demand. Although revenues decreased quarter-over-quarter within our Global Solutions segment, operating income improved 22%.
“Due to the decline in freight rates across most end markets, we intend to aggressively manage all costs. During the quarter, we incurred $3.0 million of downsizing costs in our TL and LTL segments ($0.05 impact on diluted earnings per share). We would expect a similar amount of downsizing costs in the second quarter of 2016. These downsizing activities will benefit our financial results in future periods.
“We continue to enhance cash flows from operations. Cash provided by operating activities increased 107% from $12.3 million for the first quarter of 2015 to $25.4 million for the first quarter of 2016. Cash provided by operating activities for the twelve months ended March 31, 2016 was $86.5 million. Net capital expenditures, primarily for growth and productivity initiatives, were $7.4 million for the first quarter of 2016 compared to $15.3 million for the first quarter of 2015. At March 31, 2016, total debt was $422.0 million and cash and cash equivalents were $8.1 million. Total availability under our credit facility at March 31, 2016 was $249.2 million. While our focus over the past several years has been on strategic growth and acquisition initiatives to position us for the long term, our focus in 2016 will be to continue to enhance cash flow from operations and to reduce our leverage ratio towards our long-term goal of less than 2.5 times EBITDA.”
A comparison of diluted earnings per share available to common stockholders between the first quarter of 2015 and the first quarter of 2016 is provided below:

Diluted earnings per share available to common stockholders for the quarter ended March 31, 2015	$0.35

TL operating income change, excluding downsizing

Margin reduction in OEM ground and air expedite	(0.07)

Other changes in operating income related primarily to pricing and volume in certain markets	(0.04)

LTL segment operating income change, excluding downsizing	(0.10)

Global Solutions operating income increase	0.02

Corporate and interest expense changes	(0.03)

Diluted earnings per share, excluding downsizing costs, for the quarter ended March 31, 2016	0.13

Downsizing costs incurred in the quarter ended March 31, 2016	(0.05)

Diluted earnings per share available to common stockholders for the quarter ended March 31, 2016	$0.08
2016 Full Year Guidance
Commenting on guidance for 2016, Peter Armbruster, CFO of Roadrunner, said, “Due to margin reductions in our OEM ground and air expedite business and declining rates across most end markets, we expect to achieve EBITDA, excluding downsizing costs of approximately $6.0 million, in the range of $130 million to $140 million for 2016 and anticipate diluted earnings per share available to common stockholders, excluding the impact of downsizing costs of approximately $0.10, to be in the range of $1.10 to $1.25 for 2016. Our guidance assumes that: (i) the weak freight environment and OEM ground and air expedite rates will begin to recover during the second half of 2016; (ii) that our recent new business awards will build throughout the year; and (iii) that we do not consummate any new acquisitions. We expect capital expenditures for 2016 to remain in the range of $20 million to $30 million.”

First Quarter 2016 Segment Information
Roadrunner has three operating segments: truckload logistics (TL), less-than-truckload (LTL), and Global Solutions. In 2016, the company reassigned two of its operating companies to different existing reportable segments to align the operating companies with how they are being managed. The change in reportable segments did not have any impact on previously reported financial results, but prior year segment results have been revised to align with the current reportable segments. The following highlights exclude intercompany eliminations and corporate expenses.
TL revenues increased slightly to $273.8 million for the first quarter of 2016 from $272.0 million for the first quarter of 2015, primarily due to increases in expedited ground freight brokerage, which were partially offset by lower fuel surcharge revenues across the entire TL segment. Fuel surcharge revenue decreased $12.6 million quarter-over-quarter. TL operating income decreased to $5.9 million for the first quarter of 2016 from $15.5 million for the first quarter of 2015. The drop in the TL operating income was primarily due to two factors: (1) margin reductions in the OEM ground and air expedite business where excess capacity in both modes resulted in historically low rates and a $4.8 million decline in operating income and (2) $2.3 million of costs incurred to downsize operations due to a major decline in volume from a significant customer.
LTL revenues decreased 13.8% to $113.4 million for the first quarter of 2016 from $131.6 million for the first quarter of 2015 due to a combination of lower fuel surcharge revenue, which decreased $6.6 million quarter-over-quarter, and weak freight demand in the general industrial markets we serve. LTL operating income was $1.2 million, or 1.0% of LTL revenues, for the first quarter of 2016, compared to $8.7 million, or 6.6% of LTL revenues, for the first quarter of 2015. The company continues to implement sales, service, and productivity initiatives in our LTL segment to mitigate the weak economic environment. The company expects these initiatives will achieve their full impact as the year progresses. Included in the quarter is $0.7 million of downsizing costs incurred as the company reduces the number of long haul employee drivers and trucks in favor of more cost effective purchase power and independent contractors.
Summary LTL operating statistics for the three months ended March 31 is shown below:

	Three Months Ended March 31,
	2016	2015	% Change
Operating ratio	99.0	93.4
Tonnage (in thousands of tons)	301.7	349.9	(13.8%)
Shipments (in thousands)	539.1	588.6	(8.4%)
Revenue per hundredweight (incl. fuel)	$18.87	$19.03	(0.8%)
Revenue per hundredweight (excl. fuel)	$17.08	$16.55	3.2%
Weight per shipment (lbs.)	1,119	1,189	(5.9%)
Linehaul cost per mile (excl. fuel)	$1.25	$1.25	—%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

Global Solutions revenues decreased 10.6% to $82.9 million for the first quarter of 2016 from $92.7 million for the first quarter of 2015, primarily due to lower volumes and rates in the international freight forwarding and domestic freight management businesses, partially offset by increases in the warehousing and consolidation business. Despite these top line challenges, Global Solutions operating income increased to $7.7 million, or 9.2% of Global Solutions revenues, for the first quarter of 2016, compared to $6.3 million, or 6.8% of Global Solutions revenues, for the first quarter of 2015.

Conference Call
A conference call is scheduled for Wednesday, May 4, 2016 at 4:30 p.m. Eastern Time. To access the conference call, please dial 888-285-2105 (U.S.) or 503-406-4042 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 79136739. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through Wednesday, May 11, 2016, and can be accessed by dialing 855-859-2056 (U.S.) or 800-585-8367 (International). Callers will be prompted for passcode 79136739. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a comprehensive suite of global supply chain solutions, including truckload logistics, customized and expedited less-than-truckload, intermodal solutions, freight consolidation, inventory management, expedited services, air freight, international freight forwarding, customs brokerage and transportation management solutions. For more information, please visit Roadrunner's website, www.rrts.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or performance. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release contains forward-looking statements about our expectation of accelerated improvement in LTL results for the balance of the year as we continue to execute our sales, service, and productivity initiatives; our focus in 2016 on continuing to enhance cash flow from operations and to reduce our leverage ratio towards our long-term goal of less than 2.5 times EBITDA; our expected EBITDA, diluted earnings per share available to common stockholders, and weighted average diluted shares outstanding for 2016; our expected capital expenditure requirements for 2016; our assumption that the weak freight environment and air and ground expedite rates will begin to recover during the second half of 2016; our assumption that our recent new business awards will build throughout 2016; our assumption that we will not consummate any new acquisitions during 2016; the sales, services, and productivity initiatives being implemented in our LTL segment to mitigate the weak economic environment; and our expectation that these sales, services, and productivity initiatives in our LTL business will achieve this full impact as the year progresses. These statements reflect our current expectations, and we do not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized, except as required by law. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to one or more significant claims and the cost of maintaining insurance, including increased premiums and insurance in excess of prior experience levels; the cost of compliance with, liability for violations of, or modifications to existing or future governmental regulations; the effect of environmental regulations; a decrease in the levels of capacity in the over-the-road freight sector; our ability to execute our acquisition strategy and to integrate acquired companies; our international operations; our indebtedness and compliance with the covenants in our senior credit facility; the unpredictability of and potential fluctuation in the price and availability of fuel; the economic environment; competition in the transportation industry; our reliance on ICs to provide transportation services to our customers; and other "Risk Factors" set forth in our most recent SEC filings.
Non-GAAP Financial Measures
Our reported results include EBITDA, a non-GAAP financial measure. We use EBITDA as a supplemental measure in evaluating our operating performance and when determining executive incentive compensation. We believe EBITDA is useful to investors in evaluating our performance compared to other companies in our industry because it assists in analyzing and benchmarking the performance and value of a business. The calculation of EBITDA eliminates the effects of financing, income taxes, and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with GAAP. Although our management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results of operations under GAAP.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenues	$465,632	$488,970
Operating expenses:
Purchased transportation costs	308,474	328,491
Personnel and related benefits	67,601	62,055
Other operating expenses	69,415	64,745
Depreciation and amortization	9,536	6,877
Total operating expenses	455,026	462,168
Operating income	10,606	26,802
Interest expense	5,608	4,609
Income before provision for income taxes	4,998	22,193
Provision for income taxes	1,933	8,589
Net income available to common stockholders	$3,065	$13,604
Earnings per share available to common stockholders:
Basic	$0.08	$0.36
Diluted	$0.08	$0.35
Weighted average common stock outstanding:
Basic	38,284	38,011
Diluted	38,372	39,341

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$8,064	$8,664
Accounts receivable, net of allowances of $4,217 and $3,782, respectively	268,441	272,176
Deferred income taxes	4,323	4,876
Prepaid expenses and other current assets	60,342	62,101
Total current assets	341,170	347,817
Property and equipment, net of accumulated depreciation of $75,539 and $68,517, respectively	197,353	197,744
Other assets:
Goodwill and intangible assets, net	766,234	767,812
Other noncurrent assets	5,828	6,183
Total other assets	772,062	773,995
Total assets	$1,310,585	$1,319,556
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$15,000	$15,000
Accounts payable	111,362	104,357
Accrued expenses and other liabilities	47,729	48,657
Total current liabilities	174,091	168,014
Long-term debt, net of current maturities	401,110	417,830
Other long-term liabilities	118,880	120,405
Total liabilities	694,081	706,249
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 38,318 and 38,266 shares issued and outstanding	383	383
Additional paid-in capital	397,385	397,253
Retained earnings	218,736	215,671
Total stockholders’ investment	616,504	613,307
Total liabilities and stockholders’ investment	$1,310,585	$1,319,556

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Reputation Partners
Marilyn Vollrath
414-376-8834
ir@rrts.com